LiveDeal Secures Additional Commitments from Foreign Equity Investors
Annual Stockholders Meeting Adjourned until April 22, 2011

LAS VEGAS, NEVADA – March 24, 2011 – LiveDeal, Inc. (NASDAQ: LIVE), a Las Vegas-based provider of Internet marketing services for small businesses, announced today that it has secured additional commitments from foreign equity investors to invest up to $150,000 in the Company over the next three months.

The six new investors, which are Japanese investment entities, each agreed to purchase $25,000 worth of newly issued common stock from LiveDeal by a specified date under a stock purchase agreement entered into on March 22, 2011.  The number of shares to be issued by the company to each investor will depend on the average closing price of LiveDeal’s common stock for the 90-day period immediately preceding the investment.  The actual purchase price will be a premium to that 90-day average.

Kevin A. Hall, LiveDeal’s President and Chief Operating Officer, stated, “We appreciate our investors’ continued confidence in LiveDeal and our management team.  These additional investments will provide liquidity and working capital as we continue our efforts to improve the company’s operating results in 2011.”

LiveDeal also announced that its Annual Meeting of Stockholders, which was scheduled to be held at the company’s corporate offices, located at 2490 East Sunset Road, Suite 100, Las Vegas, Nevada 89120, on Thursday, March 24, 2011, at 8:00 a.m. local time, has been adjourned due to the lack of a quorum.  The Annual Meeting will now be held on Friday, April 22, 2011, at 8:00 a.m. local time, again at LiveDeal’s corporate offices.  The record date and agenda for the Annual Meeting have not changed.  Stockholders should refer to LiveDeal’s definitive proxy statement, filed with the Securities and Exchange Commission on January 28, 2011 and mailed to stockholders the following week, for more information about the matters to be considered when the Annual Meeting resumes on April 22, 2011.

For more information about LiveDeal’s products and services, please visit www.livedeal.com.

Forward-Looking and Cautionary Statements

This press release may include statements that constitute “forward-looking statements,” which are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts.  Forward-looking statements (including the statement above regarding the company’s prospects for success in 2011) involve risks, uncertainties and other factors that may cause actual results, performance or achievements of LiveDeal, Inc. and its subsidiaries to be materially different from those expressed or implied by such forward-looking statements.

Forward-looking statements speak only as of the date the statement was made.  LiveDeal does not undertake and specifically declines any obligation to update any forward-looking statements.

About LiveDeal, Inc.

LiveDeal, Inc. provides local customer acquisition services for small businesses to deliver an affordable way for businesses to extend their marketing reach to local, relevant customers via the Internet.  LiveDeal delivers website creation, Search Engine Marketing (SEM), Social Media Marketing (SMM), video, and other online marketing tools as part of its InstantAgency suite of products.  These products and services are dedicated to delivering agency quality online advertising at a fraction of the price of a traditional online marketing agency.  LiveDeal is headquartered in Las Vegas, Nevada.  For more information, please visit www.livedeal.com.

Investor Relations Contact:

Larry Tomsic, Chief Financial Officer
Phone:  702-939-0230
E-mail:  ltomsic@livedeal.com